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                                                                    EXHIBIT a(5)

                              AIM SUMMIT FUND, INC.

                             ARTICLES SUPPLEMENTARY


         AIM SUMMIT FUND, INC., a Maryland Corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue One Billion (1,000,000,000) shares of Common Stock $.01 par value per share having an aggregate par value of $10,000,000.

         SECOND: The Board of Directors of the Corporation, by resolutions duly adopted by at least a majority of the Board of Directors at a meeting duly called and held on December 8, 1998, reclassified unissued shares (collectively, the "Shares") as follows: Six Hundred Million (600,000,000) shares are classified as Class II Shares of Common Stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of stock as set forth in ARTICLE SIXTH of the charter of the Corporation (the "Charter") and in any other provisions of the charter relating to the stock of the Corporation generally and in paragraph FOURTH hereof.

         THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue One Billion (1,000,000,000) shares of Common Stock, $.01 par value per share, having an aggregate par value of $10,000,000, of which Four Hundred Million (400,000,000) shares remain as Common Stock and Six Hundred Million (600,000,000) unissued shares are classified as Class II Shares of Common Stock.

         FOURTH: Class II Shares of Common Stock of the Corporation shall have the following rights, voting powers, and restrictions:

                  (i) In the event of the liquidation or dissolution of the Corporation, stockholders of each Class II Shares of Common Stock shall be entitled to receive and shall only be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders of Common Stock, the assets allocable to Class II Shares after deduction of any liabilities allocable to Class II Shares and the net assets so distributable to the stockholders of Class II Shares shall be distributed among such stockholders in proportion to the number of shares of Class II Shares held by them and recorded on the books of the Corporation.

                  (ii) On each matter submitted to a vote of the stockholders, each holder of a Class II Share of Common Stock shall be entitled to one vote for each such share of Class II Shares of Common Stock standing in such holder's name on the books of the Corporation, and all shares of Common Stock shall be voted in the aggregate and not by class; provided, however, that to the extent class voting is required by the Investment Company Act of 1940, as amended, or the regulations adopted thereunder, or by Maryland law, or is otherwise directed by the Board of Directors, as to any such matter, Class II Shares of Common Stock shall be voted by individual class, or shall have no vote as the case may be.

         FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.


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         SIXTH: The Shares were classified by the Board of Directors of the
Corporation under authority granted to it in ARTICLE EIGHTH, paragraph (b) of the Charter.

         SEVENTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, AIM SUMMIT FUND, INC. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and witnessed by its Assistant Secretary on December 17, 1998.


Witness:                                    AIM SUMMIT FUND, INC.



By: /s/ STEPHEN I. WINER                    By: /s/ ROBERT H. GRAHAM
   ----------------------------                -------------------------
   Assistant Secretary                         President



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